Exhibit 99.1

zTrip®, the largest taxi fleet operator in the U.S., with operations in 26 cities, more than 2,700 vehicles and over 3,170 contracted drivers on its platform, to become publicly traded via business combination with Spree Acquisition Corp. 1 Limited

Kansas City, Missouri and Atlanta, Georgia, Oct. 31, 2022 (GLOBE NEWSWIRE) -- WHC Worldwide, LLC, doing business as zTrip®, a technology-based, North American-wide transportation company (“zTrip” or the “Company”), and Spree Acquisition Corp. 1 Limited (NYSE: SHAP, “Spree”), a special purpose acquisition company, today announced they have entered into a business combination agreement that would result in zTrip becoming publicly listed on the NYSE. Upon closing of the transaction, the combined company will be named WHC Worldwide, Inc. (continuing to do business as zTrip) and is expected to be listed on the NYSE under the ticker “ZTRP.” The combined company will be led by zTrip’s founder and CEO, Mr. Bill George.

zTrip was formed in January 2018 to develop a platform capable of operating local mobility service providers more effectively and efficiently. Since that time, its focus has been on building a national network of taxi operators and transportation service providers. Combining its experience of acquiring and operating traditional taxi fleets having completed 28 acquisitions of local operators to date, on a path towards establishing national scale with its proprietary technology-based shared infrastructure, zTrip aims to consolidate the local mobility service market and drive greater technology adoption and other operating efficiencies. zTrip is the largest taxi fleet operator in the U.S. (based on information provided by The Transportation Alliance), operating in 26 cities with more than 2,700 vehicles and over 3,170 contracted drivers on its platform. zTrip provides mobility services to approximately 1,080 corporate clients, providing a significant continuing revenue base, including in the following sub-sectors: student transportation; jobs training transfers; employment shuttles; airport transportation; conventions shuttles; large hospital networks; microtransit; local transportation authorities; and national Non-Emergency Medical Transportation (NEMT) brokers.

zTrip’s operational model is intended to be sustainable on a long-term basis, and to combine the favorable features of both traditional taxicabs and ride-hailing digital apps. The model aims to combine the safety, financial discipline and fare regulation of taxicabs, and the newer vehicles, mobile convenience, and frictionless payment model of Transportation Network Companies (TNC) players (like Uber and Lyft). In addition, zTrip believes it is differentiated by its operations in overlooked urban segments or cities not well served by its rivals.

Through its combination of the proven taxi service model with purpose-built technology, zTrip believes it has created a new hybrid brand of on-demand transportation. As reflected in its results to date, zTrip’s business model has enabled the achievement of both solid financial results and growth while maintaining EBITDA profitability, which is based to a considerable extent on zTrip’s continuing revenue base and consistent operational efficiencies. The Company believes that this financially-sound and tech-driven model is well-positioned to continue to disrupt and consolidate the U.S. transportation industry.

Unlike the app-centric model used by TNC players, zTrip drivers are encouraged to develop personal relationships with their clients and take their bookings directly. A key element of zTrip’s platform is zMetricz, which is an analytics tool providing insights on the data collected from the use of its services. zMetricz allows zTrip to deliver enhanced driver and rider safety and the efficient operation of services, while simultaneously helping zTrip drivers to optimize their own incomes while working on zTrip’s platforms. zTrip believes that its model is also favorable for independent contractor (IC) drivers, which has resulted in reduced driver turnover and high driver retention figures.

Key Investment Highlights

●	Largest taxi fleet operator in the U.S. (source: The Transportation Alliance), operating in 26 cities

●	Data-driven business: zTrip combines its experience in operating traditional taxi fleets with its proprietary technology-based shared infrastructure

●	Business model based on continuing and growing positive cash flow since its inception— a business from “the ground up”

●	Focus on contracted rides channel, which the Company believes results in lower customer acquisition costs, contributing to better profitability and greater revenue visibility for both drivers and the Company

●	Strong, consistent financial performance across economic cycles

●	Growing market presence with strong financial performance to date, having generated revenues of approximately $68.1 million in 2021[1], $56.7 million in 2020[1] and $37.3 million in 2019[1], representing 20% growth and 52% growth in 2021 and 2020, respectively, over the previous years, despite the headwinds caused by COVID-19 throughout the ground transportation industry

●	EBITDA of approximately $16 million, $7 million and $8 million, in years 2021, 2020 and 2019, respectively

●	Notable acquisition track record with 28 transactions closed since 2018

●	Path to national expansion: The Company believes that fast scale-up is possible via significant near-term growth opportunities, with more than 100 taxi-operator targets that have been identified and that meet zTrip’s criteria for market expansion

●	Reliable leadership team with extensive industry experience, headed by Bill George, who has owned and operated taxicab companies dating back to 1985

●	zTrip operates within the U.S. ride-hailing & taxi market, valued at $61.9 billion in 2022 and estimated to reach $74.5 billion by 2026, representing a CAGR of 4.7% over the forecasted period (Statista Research)

●	zTrip’s zMetrics analytics platform optimizes its car fleet for efficiency and profitability, helping drivers to maximize their own incomes and providing updated benchmarking in real-time, including driver safety scores, vehicle maintenance costs, trip response times and driver efficiency rates, allowing general managers to focus on areas for improvement

●	zTrip’s revenue sources include: (i) fees charged to drivers for operating on zTrip’s platform; (ii) fees charged to corporate clients for administering transportation services; (iii) fees charged to customers for services provided by zTrip’s employed drivers; and (iv) fees charged by zTrip to its SuperShuttle affiliates (which provide on-demand airport rides and additional ride services)

[1]	GAAP Financial results of zTrip for 2021 and 2020 appearing in this press release were audited in accordance with accounting rules applicable to private companies, not PCAOB rules. Please see “Private Company Audited Financial Results” below. GAAP financial results for 2019 are unaudited other than the balance sheet at December 31, 2019.

Highlights of the Proposed Transaction

●	zTrip’s assumed equity value prior to the business combination is $251 million

●	Spree is required to provide gross proceeds (after transaction expenses) of at least $50 million to zTrip

●	The combined company that will result from the transaction will be organized in an “Up-C” tax structure; WHC Worldwide, Inc., a Delaware corporation to be formed based on the transfer and domestication of Spree, will be a publicly listed holding company, which will hold equity interests in WHC Worldwide, LLC (dba zTrip) and its subsidiaries, which, in turn, will hold and operate substantially all of the assets and business of zTrip

●	The closing of the transaction is expected to occur during the first half of 2023

Key Transaction Terms

The business combination agreement provides that zTrip’s assumed equity value prior to the business combination is $251 million, subject to certain adjustments prior to closing. Subject to the approval by Spree’s shareholders of the business combination and after giving effect to any redemptions of Class A ordinary shares by Spree’s public shareholders, Spree will migrate from the Cayman Islands to Delaware and domesticate as a Delaware corporation, with its name to be changed to “WHC Worldwide, Inc.” At the effective time of the domestication, each outstanding Class A ordinary share and Class B ordinary share, and each warrant, of Spree will convert on a one-for-one basis into shares of Class A common stock, and warrants, respectively, of WHC Worldwide, Inc. At the closing, WHC Worldwide, Inc. will contribute to WHC Worldwide, LLC (x) the amount of remaining cash from Spree’s IPO in Spree’s trust account after giving effect to the exercise of redemption rights by any Spree shareholders, plus (y) the aggregate cash proceeds to be received from a PIPE investment in the combined company. In exchange for that contribution, WHC Worldwide, LLC will issue to WHC Worldwide, Inc. a certain number of WHC Worldwide, LLC Class A common units (as determined pursuant to the business combination agreement) and WHC Worldwide, Inc. will issue to WHC Worldwide, LLC, and WHC Worldwide, LLC will in turn distribute to its preexisting members, a number of shares of Class X common stock of WHC Worldwide, Inc. (which will not have any economic value but will entitle the holders thereof to one vote per share), equal to the number of WHC Worldwide, LLC units held by each such member. Following the transaction, those shares of WHC Worldwide, Inc. Class X common stock, together with the WHC Worldwide, LLC units (which will be reclassified as WHC Worldwide, LLC Class B common units in the transaction), to be held by WHC Worldwide, LLC’s preexisting members, may be forfeited and redeemed (as applicable) for shares of WHC Worldwide, Inc. Class A common stock or, at WHC Worldwide, LLC’s option, cash.

The business combination, which has been unanimously approved by the board of directors of Spree and the managers and members of WHC, is expected to close in the first half of 2023. Closing is subject to the satisfaction of specific conditions, including Spree having on its balance sheet at the closing cash in a minimal amount of at least $50 million. Closing is also subject to certain additional, customary closing conditions, such as the approval of the transaction by Spree’s shareholders and the NYSE’s approval of the initial listing application for the WHC Worldwide, Inc. Class A common stock to be issued to Spree’s existing shareholders in connection with the business combination.

Management Commentary

“We founded zTrip in 2018 because we saw a true opportunity to combine our extensive experience in the taxi and mobility industry with advanced technology and a fully integrated platform,” said Bill George, CEO and Founder of zTrip.  “We honed our acquisition and integration strategy to ensure we experienced profitable growth.  Our combination with Spree Acquisition Corp, and access to public markets, will allow us to aggressively and profitably expand our proven acquisition model both domestically and internationally.”

Steve Greenfield, Chairman of the Board of Spree, added, “We are very excited to announce the merger with zTrip. zTrip is the largest taxi operator in North America, led by Mr. Bill George, who has over 35 years of experience in the taxi industry. zTrip’s unique offering and management skills, together with its EBITDA profitability, put it in a great position in this fragmented industry. By using the public market, zTrip can achieve significant growth in the coming years.”

Non-GAAP Financial Measure

zTrip’s financial results included in this press release present EBITDA, a non-GAAP financial measure. zTrip believes that this non-GAAP measure provides useful information to its management and investors regarding its financial and business trends, by presenting corporate profitability, net of expenses that are dependent on financing decisions, tax strategy, and depreciation schedules. zTrip’s management uses this non-GAAP measure to compare zTrip’s performance between periods for trend analyses and for budgeting and planning purposes. This measure is used in financial reports prepared for zTrip’s management. zTrip believes that the use of this non-GAAP financial measure provides an additional tool for investors in evaluating ongoing operating results and trends, and in comparing zTrip’s financial measures with other transportation companies, many of which present that non-GAAP financial measure to investors.

zTrip defines EBITDA as net income, adjusted to exclude (i) interest expense, (ii) provision for (benefit from) income taxes and (iii) depreciation and amortization.

zTrip’s management does not consider this non-GAAP measure in isolation, or as an alternative to net income, which is determined in accordance with GAAP. The principal limitation of this non-GAAP financial measure is that it excludes significant expenses that are required by GAAP to be recorded in zTrip’s financial statements.

Because the equivalent GAAP measure (net income) to this non-GAAP measure of zTrip for the subject historical periods is still undergoing a PCAOB-compliant audit, which may result in changes to that GAAP measure (as described under “Private Company Audited Financial Results” below), zTrip has not included it in this press release. To compensate for these limitations, zTrip urges investors to review the reconciliation of its EBITDA to net income once that reconciliation becomes available (following completion of the PCAOB-compliant audit), and not to rely on any single financial measure to evaluate its business.

Private Company Audited Financial Results

The historical financial results of zTrip included in this press release have been derived from financial statements audited in accordance with accounting rules that are applicable to private companies, and not those principles required for public company audits as adopted by the Public Company Accounting Oversight Board (PCAOB). There may be changes to certain of those historical results following the completion of a PCAOB-compliant audit by zTrip’s independent registered public accountant. Spree and zTrip will include the PCAOB-compliant audited financial statements of zTrip in Spree’s Registration Statement to be filed (as described under “Important Information About the Proposed Transaction and Where to Find It” below).

About zTrip

WHC Worldwide, LLC dba zTrip is a technology-based, North American-wide transportation company, whose mission is to use mobility to enhance the lives of its customers, driver partners and employees. The company, founded in 2018, has a diverse portfolio of business, most prominently zTrip®, the largest taxi fleet operator in the U.S. (source: The Transportation Alliance), with operations in 26 cities, more than 2,700 vehicles and over 3,170 contracted drivers on its platform. zTrip® combines a taxi-service model with technology to create a new hybrid brand of on-demand transportation, with a platform capable of operating local mobility service providers more effectively and efficiently. Combining its experience of acquiring and operating traditional taxi fleets with its proprietary technology-based shared infrastructure, zTrip has been consolidating the local mobility service market and driving what it believes to be greater technology adoption and other operating efficiencies. zTrip is led by a veteran management team with decades of experience in the ground transportation industry and a proven track record of owning and operating successful transportation companies. zTrip also operates under the brand names SuperShuttle® and ExecuCar®, serving more than 63 North American airports.

About Spree Acquisition Corp. 1 Limited

Spree Acquisition Corp. 1 Limited (NYSE: SHAP), is a publicly-listed special purpose acquisition company, registered as a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or similar business combination with one or more businesses or entities. Spree has been focused on a business combination with one or more mobility-related technology businesses.

Advisors

Stinson LLP has been serving as legal counsel to zTrip.

McDermott Will & Emery and Meitar | Law Offices are serving as legal counsel to Spree.

Important Information About the Proposed Transaction and Where to Find It

The proposed business combination will be submitted to shareholders of Spree for their consideration. Spree intends to file a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) which will include preliminary and definitive proxy statements to be distributed to Spree’s shareholders in connection with Spree’s solicitation for proxies for the vote by Spree’s shareholders in connection with the proposed business combination and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to Spree’s shareholders in connection with the completion of the proposed business combination. After the Registration Statement has been filed and declared effective, Spree will mail a definitive proxy statement/prospectus and other relevant documents to its shareholders as of the record date established for voting on the proposed business combination. SPREE’S SHAREHOLDERS AND OTHER INTERESTED PERSONS ARE URGED TO READ, ONCE AVAILABLE, THE REGISTRATION STATEMENT, THE PRELIMINARY PROXY STATEMENT / PROSPECTUS AND ANY AMENDMENTS THERETO AND, ONCE AVAILABLE, THE DEFINITIVE PROXY STATEMENT / PROSPECTUS, IN CONNECTION WITH SPREE’S SOLICITATION OF PROXIES FOR ITS EXTRAORDINARY MEETING OF SHAREHOLDERS TO BE HELD TO APPROVE, AMONG OTHER THINGS, THE PROPOSED BUSINESS COMBINATION, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT SPREE, WHC AND THE PROPOSED BUSINESS COMBINATION.

Shareholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by Spree, without charge, at the SEC’s website located at www.sec.gov, as well as in the SEC Filings section of the Spree website at www.spree1.com

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE PROPOSED TRANSACTION PURSUANT TO WHICH ANY SECURITIES ARE TO BE OFFERED OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of zTrip’s and Spree’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of zTrip and Spree. These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to: (i) the expected timing and likelihood of completion of the transaction, including the risk that the transaction may not close due to one or more closing conditions to the transaction in the business combination agreement (the “Business Combination Agreement”) not being satisfied or waived on a timely basis or otherwise, or that the required approval of the Business Combination Agreement and related matters by the shareholders of Spree may not be obtained; (ii) Spree’s potential failure to raise sufficient funds in one or more equity financings so as to meet the closing condition under the Business Combination Agreement that requires it to have $50 million of funds (including funds in its trust account, after deducting any amounts paid out for redemptions by Spree shareholders) as of the closing; (iii) Spree’s potential failure to retain sufficient cash in its trust account and/or financing in order to meet the minimum of $5,000,001 of net tangible assets, which is a closing condition to the transaction under the Business Combination Agreement (the “Transaction”) and a provision in Spree’s articles which cannot be waived by Spree; (iv) the potential occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; (v) the potential inability of Spree to meet the NYSE’s initial listing standards following the transaction, including due to excessive redemptions of Spree’s public shares; (vi) costs related to the Transaction; (vii) the potential occurrence of a material adverse change with respect to the financial position, performance, operations or prospects of zTrip or Spree; (viii) the potential disruption of zTrip management’s time from ongoing business operations due to the Transaction; (ix) announcements relating to the Transaction potentially having an adverse effect on the market price of Spree's securities; (x) the potential effect of the Transaction and the announcement thereof on the ability of zTrip to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers and on its operating results and business generally; (xi) the potential failure of zTrip to meet projected business development or revenue targets; (xii) risks relating to the transportation industry generally, including changes in applicable laws or regulations; (xiii) the effects of laws and regulations affecting the market for zTrip’s services; (xiv) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors, or adverse macro-economic conditions, including inflation, supply chain delays and increasing interest rates; (xv) variances between the historical financial information WHC LLC presents and its PCAOB audited financial statements which may be significant, when they become available; and (xvi) any other risks and uncertainties, including those to be identified in the proxy statement/prospectus on Form S-4 (when available) relating to the transaction, including those under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “zTrip’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in other filings with the SEC by Spree. Spree and zTrip caution that the foregoing list of factors is not exclusive. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relate only to the date they are made, and readers are cautioned not to place undue reliance upon any forward-looking statements. Spree and zTrip undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, subject to applicable law.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in Solicitation

Spree, zTrip, and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from Spree’s shareholders in connection with the proposed business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Spree’s shareholders in connection with the proposed business combination and a description of their direct and indirect interests will be set forth in the Registration Statement when it is filed with the SEC. You can find more information about Spree’s directors and executive officers in Spree’s annual report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022. Shareholders, potential investors and other interested persons should read the Registration Statement and other relevant materials to be filed with the SEC regarding the proposed business combination carefully when they become available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

Contacts

Spree

Steve Greenfield- sg@spree1.com

zTrip

Bill George – wmgeorge@ztrip.com